Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160461 on Form S-8 of our reports dated March 16, 2011, relating to the consolidated financial statements and financial statement schedule of Medidata Solutions, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 16, 2011, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 16, 2011